Exhibit 99.1
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Biogen Idec Media Contact:
Amy Reilly
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Biogen Idec Investor Relations Contact:
John Applegate, 617-679-2812
Associate Director, Investor Relations
BIOGEN IDEC RECEIVES NOTICE OF INTENTION TO NOMINATE DIRECTORS
AT 2010 MEETING OF SHAREHOLDERS
Cambridge, MA, January 28, 2010 — Biogen Idec (NASDAQ: BIIB) today announced it has received notice from Icahn Partners LP and certain of its affiliates of their intention to nominate three individuals, Thomas F. Deuel, Eric K. Rowinsky and Richard A. Young, to Biogen Idec’s Board of Directors at the Company’s 2010 Annual Meeting. The notice also includes a proposal to amend the Company’s bylaws to fix the number of directors at 12.
The Board will evaluate the nominees and the proposal and make a recommendation in the best interests of all shareholders. The Board consists of 12 director seats, with a class of four directors up for election at the 2010 Annual Meeting.
Icahn Partners LP and affiliates reported owning 16.1 million Biogen Idec shares, representing less than 6% of total outstanding shares. Mr. Icahn nominated directors and made similar proposals to fix the size of the Company’s Board at the 2008 and 2009 Annual Meetings.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
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Page 2 Biogen Idec Receives Notice of Intention to Nominate Directors at 2010 Meeting Of Shareholders
Important Information
Biogen Idec and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Biogen Idec in connection with the Company’s 2010 annual meeting of stockholders. The names, affiliations and interests of such individuals may be found in Biogen Idec’s Annual Report on Form 10-K for the year ended December 31, 2008 and its proxy statement for the 2009 Annual Meeting, each of which are filed with the Securities and Exchange Commission (SEC). To the extent holdings of Biogen Idec securities have changed since such documents were filed, such changes have been or will be reflected in Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. Additional information regarding such individuals will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in the Company’s proxy statement in connection with the Company’s 2010 annual meeting of stockholders when those documents are filed with the SEC.
Biogen Idec files annual, quarterly and special reports with the SEC. The proxy statements and other reports, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at www.biogenidec.com. Biogen Idec stockholders are advised to read carefully the proxy statement relating to the Company’s 2010 annual meeting of stockholders and any other relevant documents filed by the Company with the SEC when they become available before making any voting or investment decision, because they will contain important information. The Company’s proxy statement will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, MacKenzie Partners, Inc., by toll-free telephone at 1-800-322-2885 or by e-mail at proxy@mackenziepartners.com.
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